Exhibit 10.12

CAMP4 THERAPEUTICS CORPORATION

SEVERANCE AND CHANGE IN CONTROL PLAN

This Severance and Change in Control Plan (this “Plan”) of CAMP4 Therapeutics Corporation (the “Company”), to be effective as of the effectiveness of the Company’s registration statement on Form S-1 with respect to the initial public offering of its common stock (the “Effective Date”), sets forth the payments and benefits the Company intends to provide to certain employees of the Company and its subsidiaries at the level of Vice President and above (each, an “Employee” and, collectively, the “Employees”) who experience a Qualifying Termination (each, an “Eligible Employee” and, collectively, the “Eligible Employees”), subject to the terms and conditions of this Plan. The severance benefits payable under this Plan shall apply to Qualifying Terminations on and after the Effective Date. This Plan does not alter the “at will” nature of an Employee’s employment. If an Employee does not become an Eligible Employee under the terms and conditions of this Plan, he or she will not be entitled to any payments or benefits under this Plan. Capitalized terms that are not defined within this Plan have the meanings ascribed to them in Appendix A.

Section 1.         Qualifying Termination Outside of the Change in Control Period.

In the event an Eligible Employee’s Qualifying Termination does not occur within the Change in Control Period, then, in addition to the Final Compensation, to the extent set forth on Appendix B, the Eligible Employee will be eligible to receive (i) a payment equal to the number of months of the Eligible Employee’s then-current annual base salary set forth on the applicable schedule appended to Appendix B, based on the Eligible Employee’s position at the time of the Qualifying Termination (the “Salary Benefit”), paid in cash in the form of a lump sum payment on the first payroll date following the Release Effective Date (as defined below) and (ii) if the Eligible Employee timely elects COBRA continuation coverage, reimbursement for the cost of the monthly COBRA premiums for the Company’s group medical, dental, vision and hospitalization coverage (in each case, to the extent the Eligible Employee was enrolled in such coverage as of the date of the Qualifying Termination) as in effect on the date of the Qualifying Termination for the Eligible Employee and his or her qualified dependents until the earlier of (a) the last day of the benefits continuation period (the “Benefits Continuation Period”) following the date of the Qualifying Termination set forth on the applicable schedule appended to Appendix B, based on the Eligible Employee’s position at the time of the Qualifying Termination, (b) the date upon which COBRA coverage otherwise terminates (including, without limitation, when the Eligible Employee becomes eligible to participate in any other group health plan), or (c) the date on which the Eligible Employee ceases to be eligible for COBRA continuation coverage for any reason (the “Benefits Continuation Coverage” and together with the Salary Benefit, the “Severance Benefits”).

Any Severance Benefits payable under this Plan are subject to the Eligible Employee executing and not revoking the Release and continuing to comply with any Restrictive Covenants, as further described below.

Section 2.         Qualifying Termination Within the Change in Control Period.

In the event an Eligible Employee’s Qualifying Termination occurs during the Change in Control Period, then, in addition to the Final Compensation, the Eligible Employee will be eligible to receive (i) a payment equal to the number of months of the Eligible Employee’s then-current annual base salary (or the Eligible Employee’s base salary in effect immediately prior to the Change in Control, if higher) set forth on the applicable schedule appended to Appendix B, based on the Eligible Employee’s position at the time of the Qualifying Termination, paid in cash in the form of a lump sum payment on the first payroll date following the Release Effective Date; (ii) the Benefits Continuation Coverage, in accordance with the Benefits Continuation Period set forth on the applicable schedule appended to Appendix B; (iii) a payment equal to the Eligible Employee’s target annual cash incentive award for the year of the Qualifying Termination; and (iv) notwithstanding the terms of the Company’s equity incentive plan under which the Eligible Employee’s equity awards were granted or any applicable award agreements evidencing such awards, the full acceleration of all of the Eligible Employee’s then unvested and outstanding equity awards, the vesting of which is based only on the passage of time (the payments and benefits provided under (i), (ii), (iii) and (iv) together, the “CIC Severance Benefits”).

Any CIC Severance Benefits payable under this Plan are subject to the Eligible Employee executing and not revoking the Release and continuing to comply with any Restrictive Covenants, as further described below.

Section 3.         Release of Claims.

Payment of the severance benefits described above will be subject to the Eligible Employee executing a Release, which Release must become irrevocable at the time specified in the Release (the “Release Effective Date”), but in no event later than sixty (60) days following the date of the Eligible Employee’s termination of employment. Any cash severance benefits described in this Plan that would otherwise be payable or provided prior to the Release Effective Date will be paid in arrears on the first regularly scheduled payroll date of the Company that follows such Release Effective Date by at least five (5) business days. Any accelerated vesting of equity awards provided for in this Plan will not become effective until the Release becomes irrevocable on the Release Effective Date.

Section 4.         Compliance with Restrictive Covenants.

The Eligible Employee’s right to receive and retain the severance benefits provided for in this Plan is conditioned on his or her compliance with any agreement between the Eligible Employee and the Company or any of its affiliates that includes non-competition, non-solicitation and/or confidentiality restrictions (the “Restrictive Covenants”). The severance benefits payable under this Plan shall be subject to forfeiture, clawback and/or recoupment by the Company automatically upon the Eligible Employee’s breach of any Restrictive Covenants.

Section 5.         Timing of Payments and Section 409A; withholding.

The Company will have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

It is intended that payments and benefits under this Plan be exempt from, or comply with, the provisions of Section 409A of the Code (“Section 409A”) and this Plan shall be interpreted and administered accordingly. To the extent required to comply with or be exempt from Section 409A, an Eligible Employee will not be considered to have terminated employment with the Company or its subsidiaries for purposes of this Plan, and no payment will be due under this Plan, until he or she has incurred a “separation from service” from the Company and its subsidiaries within the meaning of Section 409A (after giving effect to the presumptions set forth therein). If an Eligible Employee is determined to be a “specified employee” at the time of his or her separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under this Plan will be delayed until the earlier of (i) the date that is six months and one day following the Eligible Employee’s separation from service or (ii) the Eligible Employee’s death. Each amount paid pursuant to this Plan shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Plan shall be treated as the right to a series of separate payments. To the extent required by Section 409A, if the period available to execute (and not revoke) the Release spans two calendar years, any payments or benefits provided to the Eligible Employee under this Plan will be paid in the second calendar year. To the extent required to comply with Section 409A, a Change in Control will not be deemed to occur for purposes of this Plan unless it is a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations. Notwithstanding the foregoing or anything to the contrary in this Plan, neither the Company nor any of its Affiliates will be liable to an Eligible Employee by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments under this Plan, including by reason of the failure of this Plan to satisfy the applicable requirements of Section 409A in form or in operation. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to an Eligible Employee under this Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.

Section 6.         Section 280G of the Code.

If any payment or benefit that the Eligible Employee may receive, whether or not payable or provided under this Plan (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (a “280G Payment”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Eligible Employee’s outstanding equity awards. All calculations and determinations made pursuant this paragraph will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), whose determinations shall be conclusive and binding on the Company and the Eligible Employee for all purposes. For purposes of making the calculations and determinations required by this paragraph, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Section 7.         Discretion to Interpret This Policy.

The Company has the sole discretion to make determinations as to (i) an Employee’s eligibility to participate in this Plan, (ii) the circumstances under which the severance benefits may be paid, and (iii) the amount of severance benefits that may be paid. All determinations by the Company concerning the terms and provisions of this Plan and its administration will be final and binding.

Section 8.         No Duplication of Benefits.

This Plan governs severance payable to any Eligible Employee and, except as provided on Appendix B, shall supersede the provisions of any agreement between the Eligible Employee and the Company or any of its affiliates, such as an offer letter or employment agreement, that provide for severance, in all cases, subject to compliance with Section 409A. In no event will an Eligible Employee be entitled to a duplication of amounts or benefits under this Plan and under (i) any general severance policy or severance plan that the Company or any of its affiliates maintain or (ii) any agreement or arrangement between the Eligible Employee and the Company that provides for severance benefits (collectively under (i) and (ii), the “Company Plans”). Any severance benefits payable to an Eligible Employee under this Plan will be in lieu of and not in addition to any benefits that the Company may provide under any other Company Plans to which the Eligible Employee would otherwise be entitled (unless the Company Plan expressly provides for severance benefits to be in addition to those provided under this Plan). The Company will reduce any severance benefits payable to an Eligible Employee under this Plan by any severance benefits to which the Eligible Employee is entitled by operation of a law or government regulations.

Section 9.         Acknowledgements.

The Company reserves the right in its sole and absolute discretion to amend or modify, in any respect whatsoever, or to suspend or terminate this Plan at any time and from time to time without notice, including the right to terminate, cancel or rescind any severance benefits that would otherwise be payable to any Eligible Employee after any change to this Plan to the maximum extent permitted by law; provided, however, that during the twelve (12)-month period following the consummation of a Change in Control, (a) this Plan may not be terminated and (b) this Plan may not be amended if such amendment would in any manner be adverse to the interests of an Eligible Employee.

This Plan is unfunded, and payments and benefits hereunder are payable from the general assets of the Company. This Plan is intended to be an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), maintained for the purpose of providing benefits to a select group of management or highly compensated employees and shall be administered and construed accordingly.

APPENDIX A

For purposes of this Plan, the following terms will have the following meanings:

“Board” means the Board of Directors of the Company.

“Cause” means (i) with respect to an Eligible Employee who is subject to a currently effective employment agreement with the Company (or one of its affiliates) containing a definition of “Cause”, the definition of “Cause” as provided for in such agreement; and (ii) with respect to any other Eligible Employee, (a) the Eligible Employee’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which the Company, or any affiliate, does business; (b) the Eligible Employee’s commission of (I) a felony or (II) any crime involving moral turpitude, deceit, dishonesty or fraud; (c) the Eligible Employee’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Eligible Employee by the Company; (d) the Eligible Employee’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; (e) a violation by an Eligible Employee of the code of conduct of the Company or any of its affiliates or of any material policy of the Company or any of its affiliates, or of any statutory or common law duty of loyalty to the Company or any of its affiliates; (f) the Eligible Employee’s material violation of any provision of any agreement(s) between the Eligible Employee and the Company, including any such agreements relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; or (g) any other conduct by an Eligible Employee that could be expected to be harmful to the business, interests or reputation of the Company.

“Change in Control” means the consummation of (i) the dissolution or liquidation of the Company; (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (iii) a merger, reorganization or consolidation pursuant to which the stockholders of the Company, immediately prior to such transaction, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving or resulting entity (or its ultimate parent, if applicable) would be entitled in the election of directors; (iv) a transaction, or a series of related transactions, in which any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided, that a Change in Control shall not be deemed to occur as a result of the initial public offering of the Company’s securities or any subsequent public offering of the Company’s securities or a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

“Change in Control Period” means the period beginning three (3) months prior to the consummation of a Change in Control and ending twelve (12) months after the consummation of a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Compensation” means (i) base salary accrued but unpaid through the date of termination; (ii) accrued but unused vacation through the date of termination; (iii) unpaid expense reimbursements accrued through the date of termination; and (iv) vested benefits under any employee benefit plan of the Company through the date of termination.

“Good Reason” means (i) with respect to an Eligible Employee who is subject to an employment agreement with the Company (or its affiliates) containing a definition of “Good Reason,” the definition of “Good Reason” as provided for in such agreement; and (ii) with respect to any other Eligible Employee, (a) a material diminution in the Eligible Employee’s base salary, except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or (b) a change of more than 50 miles in the geographic location at which the Eligible Employee provides services to the Company or (c) following a Change in Control, a material diminution in the Eligible Employee’s position, duties or responsibilities, so long as the Eligible Employee provides at least 90 days notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within 30 days thereafter and the Eligible Employee actually terminates employment within 30 days thereafter.

“Qualifying Termination” means an involuntarily termination of employment by the Company without Cause or, with respect to Eligible Employees at the level of Executive Officers and Senior Vice Presidents, a termination of employment by the Eligible Employee for Good Reason.

“Release” means a general release in favor of the Company, its affiliates and their respective officers in a form that the Company provides to the Eligible Employee in connection with the Qualifying Termination.

APPENDIX B –

Severance Benefits Upon Qualifying Termination

Schedule 1 – Executive Officers (excluding CEO) & Senior Vice Presidents

Salary Benefit (Outside of Change in Control Period):	9 months

Benefits Continuation Period (Outside of Change in Control Period):	9 months

Salary Benefit (Within Change in Control Period):	12 months

Benefits Continuation Period (Within Change in Control Period):	12 months

Schedule 2 – Vice Presidents

Salary Benefit (Outside of Change in Control Period):	None

Benefits Continuation Period (Outside of Change in Control Period):	None

Salary Benefit (Within Change in Control Period):	6 months

Benefits Continuation Period (Within Change in Control Period):	6 months

As of the Effective Date, the Chief Executive Officer shall not be eligible to participate in the Plan.

APPENDIX C

CLAIMS, INQUIRIES AND APPEALS.

(a)            Claims for Benefits and Inquiries. Any claim for benefits, request for review, inquiries about this Plan or inquiries about present or future rights under this Plan must be submitted to the Chief People Officer (the “Claims Manager”) in writing by an Eligible Employee (or his or her authorized representative) at the following address:

CAMP4 Therapeutics Corporation
One Kendall Square

Bldg. 1400 West, 3rd Floor

Cambridge, MA 02139

Attn: Plan Administrator

(b)            Denial of Claims. In the event that any claim for benefits is denied in whole or in part, the Claims Manager must provide the claimant with written or electronic notice of the denial of the claim, and of the claimant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the claimant and will include the following:

(i)            the specific reason or reasons for the denial;

(ii)           references to the specific Plan provisions upon which the denial is based;

(iii)          a description of any additional information or material that the Claims Manager needs to complete the review and an explanation of why such information or material is necessary; and

(iv)          an explanation of the Claims Manager’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in (d) below.

This notice of denial will be given to the claimant within ninety (90) days after the Claims Manager receives the claim, unless special circumstances require an extension of time, in which case, the Claims Manager has up to an additional ninety (90) days for processing the claim. If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Claims Manager is to render its decision on the claim.

(c)            Request for a Review. Any person (or that person’s authorized representative) for whom a claim for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Claims Manager within sixty (60) days after the claim is denied. A request for a review shall be in writing and shall be sent to the address set forth above. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant feels are pertinent. The claimant (or his or her representative) shall have the opportunity to submit (or the Claims Manager may require the claimant to submit) written comments, documents, records, and other information relating to his or her claim. The claimant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)            Decision on Review. The Claims Manager will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the claimant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Claims Manager is to render its decision on the review. The Claims Manager will give prompt, written or electronic notice of its decision to the claimant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Claims Manager confirms the denial of the claim for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the claimant, the following:

(i)            the specific reason or reasons for the denial;

(ii)           references to the specific Plan provisions upon which the denial is based;

(iii)          a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv)          a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e)            Rules and Procedures. The Claims Manager will establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Claims Manager may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the claimant’s own expense.

(f)            Exhaustion of Remedies. No legal action for benefits under this Plan may be brought until the claimant (i) has submitted a written claim for benefits in accordance with the procedures described by (a) above, (ii) has been notified by the Claims Manager that the claim is denied, (iii) has filed a written request for a review of the claim in accordance with the appeal procedure described in (c) above, and (iv) has been notified that the Claims Manager has denied the appeal. Notwithstanding the foregoing, if the Claims Manager does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Appendix C, the Eligible Employee may bring legal action for benefits under this Plan pursuant to Section 502(a) of ERISA. In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under this Plan be commenced later than the earlier of: (i) one year after the date on which the claimant receives a decision from the Claims Manager regarding his or her appeal; and (ii) the date otherwise prescribed by applicable law.